EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ ENTERS INTO AMENDMENT OF ITS $100 MILLION CREDIT FACILITY
Cleveland, Ohio (May 23, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced that it has amended its $100 million unsecured credit facility principally to permit the Company to issue up to $100 million of Convertible Senior Subordinated Notes. The amendment does not materially change any of the other terms or conditions of the credit facility, including, subject to satisfaction of certain financial covenants, the Company's ability to borrow up to $100 million. The amendment will become effective upon the issuance of the Notes, and the unsecured credit facility, as amended, will expire on February 13, 2011.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations; healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include our consummation of the offer and sale of the Notes, satisfaction of the other conditions to the effectiveness of the amendment to our credit facility, and such other factors as are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007